                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant / /

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               COMPREHENSIVE CARE
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               COMPREHENSIVE CARE
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                  COMPREHENSIVE CARE CORPORATION ("COMPCARE")*

                                                                  March   , 1994

Dear CompCare Stockholder:

     The Board of Directors proposes (1) a reverse stock split, (2) an adjustment in the number of Common shares authorized and (3) a par value of one cent ($0.01) for each reclassified share, respectively, that in the Board of Directors' judgment are in the best interests of the Company and its Stockholders. These proposals, and their possible advantages and disadvantages, are described in the enclosed Proxy Statement. Each of the proposals are recommended by your Board of Directors. Your Board will be authorized to go forward with these proposals, that are believed to serve best the interests of CompCare, only if a majority of the Company's outstanding shares of Common Stock consent. It is intended that Stockholder Consents will be received on or prior to May 6, 1994. A card is enclosed for the purpose of giving Consent.

     Proposal 1 is to amend CompCare's Restated Certificate of Incorporation to effect a reverse stock split. A reverse stock split is hoped will result in a more active trading market in the Company's shares of Common Stock. Proposal 2 will sometimes adjust downward the number of authorized shares, but makes no adjustment upward in the number of authorized shares. Proposal 2 is of no effect except if Proposal 1 is approved and a reverse stock split shall have taken place. Proposal 2 would result in lower franchise tax expense, and the Company may experience savings of up to an estimated $87,500 per year. Proposal 3 is to reduce the par value per share of stock to one cent ($0.01).

     The Board of Directors recommends Proposal 1 because it believes that CompCare's common shares have at the present time a relatively low market price as compared with typical shares traded on the national securities exchanges. A stock's low price can impair the stock's marketability to many investors. A low price per share also creates an unfavorable impression with the investing public. These factors can be expected to depress the price.

     The Board recommends a reverse stock split because, as a consequence of the proposed reverse stock split, there will be a decrease in the number of shares outstanding. A decrease in number of shares outstanding should result in an immediate increase in the price per share. An increase, as a result of a reverse stock split, in the price per share of Common Stock may stimulate interest by more investors in acquiring shares of Common Stock and possibly promote greater future liquidity for Stockholders. Nevertheless there can be no assurance that the aggregate market value of your shares after a reverse stock split will be as great as the aggregate market value of your shares before a reverse stock split. It is not likely that the market price of Common Stock will increase immediately in full proportion to the reduction in shares outstanding. Favorable market reaction may not occur or may occur after a lapse of time.

     A reverse stock split will not alter your proportionate ownership interest in CompCare. For example, if you presently own 100 shares and there were a total of 1,000 shares outstanding, you would own 10% of the total shares outstanding. You would continue to own 10% of the total shares outstanding immediately after a reverse stock split. If, for example, CompCare implements a one-for-ten reverse stock split, as intended, you would give up your 100 old shares for 10 new shares; and (because all the stockholders aggregately would give up 1,000 old shares for an aggregate of 100 new shares) there would be a total of only 100 new shares outstanding immediately after the reverse stock split.

     The Board of Directors is hopeful that a reverse stock split, an adjustment in the number of authorized shares, and a reduction in par value will help position the Company for a more successful long-term future. Please SIGN, DATE and MAIL the enclosed Consent card as soon as possible.

                                          Sincerely,

                                          /s/ CHRISS W. STREET

                                          Chriss W. Street
                                          Chairman of the Board of Directors

* Logo a registered trademark of Comprehensive Care Corporation. All rights reserved.

                         COMPREHENSIVE CARE CORPORATION

                            SOLICITATION OF CONSENT

TO THE STOCKHOLDERS:

     The Board of Directors of Comprehensive Care Corporation (the "Company") requests your consent in writing, without a meeting, for the following purposes:

     1. To authorize a reverse stock split (the "Reverse Stock Split") as described in the accompanying Proxy Statement, in which the Stockholders surrender shares of the Company's outstanding Common Stock (sometimes called the "Old Common Stock") and the Company will issue reclassified shares of the Company's common stock (sometimes called the "New Common Stock"). If the Stockholders approve, the Board of Directors will have authority to determine the ratio of the Reverse Stock Split within a specified range (i.e., at least a 1 for 2 ratio and not greater than a 1 for 10 ratio).

     2. If Proposal 1 is approved and a Reverse Stock Split is effected, to reclassify the Common Stock by changing the number of authorized shares of New Common Stock to the lowest of (a) 30,000,000, (b) a number equal to the product of five (5) times the number of shares of New Common Stock expected to be outstanding or reserved or otherwise committed for future issuance immediately following the Reverse Stock Split (ignoring the effects of payment in cash in lieu of issuing fractional shares), or
        (c) a lower number, in the Board's discretion, but not less than 12,500,000.

     3. To reclassify the Company's shares by changing the par value of each share of Common Stock (as reclassified sometimes called the "New Common Stock") and of Preferred Stock (as reclassified sometimes called the "New Preferred Stock") to one cent ($.01) per share.

     Only Stockholders of record at the close of business on March 16, 1994 (the "Record Date") are entitled to receive the accompanying Proxy Statement and Consent card, and each Stockholder is urged to sign, date and mail the enclosed Consent card as promptly as possible in the postage prepaid envelope enclosed to Continental Stock Transfer & Trust Co., 2 Broadway, New York, New York 10004.

                                          By Order of the Board of Directors,

                                          /s/ KERRI RUPPERT

                                          Kerri Ruppert
                                          Secretary

March   , 1994
Chesterfield, Missouri

                           YOUR CONSENT IS IMPORTANT

 TO ENSURE YOUR CONSENT BEING COUNTED, YOU ARE REQUESTED TO COMPLETE, SIGN AND
  DATE THE ENCLOSED CONSENT CARD AS PROMPTLY AS POSSIBLE AND MAIL IT IN THE
                              ENCLOSED ENVELOPE.

                         COMPREHENSIVE CARE CORPORATION
                      ------------------------------------

                                PROXY STATEMENT

               INFORMATION CONCERNING SOLICITATION AND CONSENTING

GENERAL

     The Board of Directors hereby requests consent from the holders of Common Stock of Comprehensive Care Corporation (the "Company"). Please indicate your "Consent" by signing, dating and mailing the enclosed Consent card (the "Consent") to the Company's Stock Registrar using the pre-addressed envelope provided for your convenience. The Company's Stock Registrar is Continental Stock Transfer & Trust Co., 2 Broadway, New York, New York 10004, telephone
(212) 509-4000, fax (212) 509-5150.

     These materials were mailed to Stockholders on or about March   , 1994.

     Requests for information or documents may be directed to the attention of Ann Hiles, Corporate Administration, by telephone at (800) 678-2273 or by fax at
(314) 537-2476 or by delivery to the Company's principal executive office. The principal executive office of the Company is located at 16305 Swingley Ridge Drive, Suite 100, Chesterfield, Missouri 63017 and its telephone number is (314) 537-1288.

CONTENTS

     In order to change the number of shares outstanding, or number of shares authorized or the par value of any class of its stock, a corporation should adopt an amendment of its certificate of incorporation ("Amendment"). Therefore, each Proposal herein provides for a corresponding Amendment. The Amendment related to each Proposal is specifically set forth in the proposed resolutions in Exhibit B. Each Proposal will result in some form of reclassification or change to come into effect. A change to the rights, preferences, privileges and restrictions of stock is generally called a "reclassification." An Amendment corresponding to each Proposal is necessary in order to effect a stock reclassification such as the Reverse Stock Split (See Proposal 1); or the change in the number of shares authorized (See Proposal 2); or the reduction in the par value to one cent ($0.01) (See Proposal 3).

     The General Corporation Law of Delaware prescribes that an Amendment must be authorized by the Corporation's board, authorized by the stockholders and certified by the principal officers and then filed with the Delaware Secretary of State. The Company desires to file a Restated Certificate of Incorporation in order to put each Amendment into effect and to restate the Company's certificate of incorporation as theretofore amended and supplemented. The proposed Restated Certificate of Incorporation is set forth in full in Exhibit A.

RECORD DATE

     Stockholders of record at the close of business on March 16, 1994 (the "Record Date") are entitled to receive this Proxy Statement and to give Consents to the actions proposed. At the Record Date, an aggregate of 21,986,916 shares of the Company's Common Stock, $.10 par value per share, and 0 shares of the Company's Preferred Stock, $50.00 par value per share, were outstanding. Therefore, only holders of Common Stock are entitled to consent on the proposals.

REVOCABILITY OF CONSENTS

     In accordance with the guidelines applicable to companies with securities listed on the New York Stock Exchange (the "NYSE"), the Company will not use Consents received from the Stockholders for a minimum period (the "Consent Solicitation Period") after the date of commencing this solicitation of 30 days. The Consent Solicitation Period as to all Proposals shall end at 5:00 o'clock p.m. New York City time, on the later of (a) Friday, May 6, 1994 or (b) the first date on which the Company holds a number of Consents sufficient to be used to effect all of the actions proposed.

     Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used by the Company. If prior to the end of the Consent Solicitation Period, the Company's Stock Registrar receives a written notice of revocation of a Consent or a duly executed Consent bearing a later date, any earlier-dated Consent will be revoked.

     Under Section 228(c) of the General Corporation Law of Delaware, none of the Consents will be effective to take the proposed actions unless Consents from record holders of a majority of the shares of Common Stock have been received within the 60-day period immediately following the first dated Consent received. The Consent Solicitation Period, if not earlier ended, shall end prior to the 60th day, on a business day determined in the discretion of the Stock Registrar.

VOTING

     Each share of Common Stock has one vote. There are 21,986,916 shares of Common Stock outstanding; and for approval of each proposal consent is required from the record holders of 10,993,459 or more shares, which is a majority of the shares outstanding. "Disapproving" or "abstaining" on a proposal, and brokers' indicating a "non-vote" in any other manner, all have the same effect and none is counted as a Consent on such proposal. If a preference is not indicated on a signed and dated Consent delivered by any Stockholder, the Consent will be counted as FOR Proposals 1, 2 and 3.

     Section 228(c) of the General Corporation Law of Delaware requires that each Consent have a dated signature of each Stockholder who signs the Consent. An undated Consent cannot be used. Only record holders of Common Stock may give a Consent. The Consent card provided may be executed by the record holder or pursuant to authority given by the record holder's written proxy. Under NYSE Rules, NYSE member firms are not permitted to execute a Consent without written instruction from the customer.

SOLICITATION

     The Company has retained Continental Stock Transfer & Trust Co., a full-service firm, to provide Consent or Proxy solicitation services. The cost of soliciting Consents or Proxies will be borne by the Company at a cost of
approximately $       , plus reasonable out-of-pocket expenses.

     The Company is required to undertake to reimburse, and does reimburse, brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

     Consents may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals of Stockholders of the Company which are intended to be presented by such Stockholders at the Company's 1994 Annual Meeting must be received by the Company no later than July 20, 1994, in order that proposals which are otherwise appropriate may be included in the proxy statement and form of proxy relating to that next annual meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of Common Stock by any beneficial holders known to the Company of at least 5% of the Common Stock, by the directors of the Company, by the chief executive officer and by the four (4) other executive officers who were most highly compensated during the 1993 fiscal year and by all directors and executive officers as a group. Such information is given as of March 16, 1994, the Record Date. Except as otherwise indicated herein, Management does not know of any persons who beneficially owned more than 5% of the Common Stock as of the Record Date. The business address of each of the persons named below is that of the Company (unless otherwise indicated). According to rules adopted by the Securities and Exchange Commission, a person is the

"beneficial owner" of securities if he or she has, or shares, the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of common stock outstanding column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                       AMOUNT AND NATURE OF           PERCENT OF
              NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP    COMMON STOCK OUTSTANDING
- -----------------------------------------------------  --------------------    ------------------------
William H. Boucher...................................                (1)                  (*)
J. Marvin Feigenbaum.................................                (2)                  (*)
Harvey G. Felsen.....................................         179,200(3)                  (*)
Howard S. Groth......................................          41,000(4)                  (*)
Charles Moore........................................          73,900(5)                  (*)
W. James Nicol.......................................          42,460(6)                  (*)
Robert H. Osburn.....................................         120,000(7)                  (*)
Michael K. O'Toole...................................          43,250(8)                  (*)
Norman L. Perry......................................         273,133(9)                  1.2%
Richard C. Peters....................................          50,267(10)                 (*)
Chriss W. Street.....................................                (11)                 (*)
Stephen J. Toth......................................          20,466(12)                 (*)
All executive officers and directors as a group......         854,093(13)                 3.8%

- -------------------------
 (1) Includes      shares held directly and      shares subject to options which
     are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (2) Includes      shares held directly and      shares subject to options which
     are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (3) Includes 139,200 shares held directly and 40,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (4) Includes 1,000 shares held indirectly by Stan Groth & Associates and 40,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (5) Includes 5,000 shares held directly, 28,900 shares held indirectly by Charles Moore IRA and 40,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement. Mr. Moore resigned from the Board of Directors effective
     February 10, 1994. Mr. Moore's business address is                    .

 (6) Includes 564 shares held by Mr. Nicol's spouse as custodian for his three minor children, all of whom reside with Mr. Nicol, an aggregate of 1,896 shares held by the trustee of the Company's 401(k) Plan and 40,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (7) Includes 100,000 shares held directly and 20,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (8) Includes 3,250 shares held directly and 40,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

 (9) Includes 80,000 shares held by Tree Products Enterprises, Inc. and 90,000 shares held by Tree Products Enterprises Profit Sharing Trust, both of which are controlled by Mr. Perry; 23,133 shares held by a company for which Mr. Perry serves as a director (beneficial ownership disclosed based on shared voting and investment power but denied in fact); and 80,000 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement. Mr. Perry resigned from the Board of Directors effective January 12, 1994. Mr. Perry's business
     address is                    .

(10) Includes 43,600 shares held directly and 6,667 shares subject to options which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

(11) Includes        shares held directly and        shares subject to options
     which are presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

(12) Includes 676 shares held directly, an aggregate of 1,873 shares held by the trustee of the Company's 401(k) Plan and 17,917 shares subject to outstanding options that are exercisable until October 6, 1993. Mr. Toth resigned from all positions held by him with the Company effective July 8, 1993. Mr. Toth's business address is RehabCare Corp., 7733 Forsyth Boulevard, Suite 1700, Clayton, Missouri 63105.

(13) Includes a total of        shares subject to outstanding options that are
     presently exercisable or exercisable within 60 days of the date of this Proxy Statement.

                                  PROPOSAL 1:

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

     The Board of Directors believes that it would be in the best interests of the Company and its Stockholders for the Stockholders to give Consent as recommended by the Board of Directors to include an amendment (the "Amendment") in the Company's Restated Certificate of Incorporation to effect a reverse stock split.

     The intent of the Board of Directors insofar as recommending a reverse stock split is to increase the long-term marketability and liquidity of the Common Stock.

     The Board of Directors believes that the relatively low per share market price of the Common Stock impairs the marketability of the Common Stock to institutional investors and members of the investing public and creates a negative impression with respect to the Company when compared with the Company's competitors. Thus, any increase in trading price resulting from a reverse stock split is intended to be attractive to the financial community, the investing public, and to consumers of the Company's products.

     Theoretically, the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it or the Company's reputation in the financial community. In practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks. The foregoing factors are believed to adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise additional capital through a sale of equity securities or other similar transactions.

     If a reverse stock split is approved by the Stockholders of the Company, the Board will select, in its discretion, a number of shares of Old Common Stock to be reclassified into one each (1) share of New Common Stock (the "ratio"). Its determination of the reverse-split ratio must be a whole-number ratio within the stated limits of one-for-two and one-for-ten, both inclusive. The Stockholders are requested to approve a Reverse Stock Split in any of the ratios of one-for-two; one-for-three; one-for-four; one-for-five; one-for-six; one-for-seven; one-for-eight; one-for-nine; and one-for-ten (individually the "Reverse Stock Split" and collectively the "Reverse Stock Splits"), and the Board can choose any one or none of these alternatives in its discretion; and the remaining alternative Reverse Stock Splits would be abandoned by the Board pursuant to Section 242(c) of the General Corporation Law of Delaware without further action by the Stockholders of the Company. A Reverse Stock Split will be effected only upon a determination by the Board of Directors that a Reverse Stock Split is in the best interests of the Company and the Stockholders. A Reverse Stock Split would become effective on any date (the "Effective Date") selected by the Board of Directors occurring within the nine months after the Consent Solicitation Period ends. If no Reverse Stock Split is effected by such date, the Board of Directors will take action to abandon all of the Reverse Stock Splits pursuant to Section 242(c) of the DGCL.

     The Board currently expects to effect a Reverse Stock split in the ratio of one-for-ten, and intends to re-examine that ratio in light of all relevant requirements for supplemental listing of the New Common Stock for trading on the NYSE. It is intended that timing be optimized in order to maximize the benefit to the Company and its Stockholders; however, no assurance will be given that the timing will be proper in practice. The Board of Directors is hopeful that positive developments will occur and that the Company will achieve positive visibility with the financial community until implementation of the Reverse Stock Split. The Board may consider the advice of financial advisors and factors deemed relevant by the Board, which may include but not be limited to belief as to future marketability and liquidity of the Common Stock, prevailing market conditions, the likely effect on the market price of the Common Stock and other relevant factors.

EFFECTS OF THE REVERSE STOCK SPLIT

     Consummation of a Reverse Stock Split will not alter the number of authorized shares of Common Stock, which will remain at 30,000,000 shares, unless the Stockholders approve Proposal 2. For the effect on authorized shares if Proposal 2 is approved, see Proposal 2, below.

     Consummation of a Reverse Stock Split will not alter the par value of Common Stock or Preferred Stock, which will remain at $0.10 per share of Common Stock, unless the Stockholders approve Proposal 3.

     If the Reverse Stock Split takes place, a number of outstanding shares will resume the status of authorized and unissued, and these shares will again be available for issuance. Effective with the Reverse Stock Split, the conversion rate of outstanding debentures and options would be adjusted proportionately so that if a one-for-ten Reverse Stock split is effected each convertible debenture would thereafter be convertible into one-tenth as many shares of New Common Stock and if a one-for-two Reverse Stock Split is effected each convertible debenture would thereafter be convertible into one-half as many shares of Common Stock. Outstanding options to purchase Common Stock would be similarly adjusted. Shares that are no longer necessary for issuance upon conversion or exercise will become uncommitted or unreserved and available for future issuance or commitment or reservation.

     Proportionate voting rights and other rights of Stockholders will not be altered by any Reverse Stock Split (other than as a result of payment in cash in lieu of fractional shares).

     Consummation of a Reverse Stock Split should have no material federal tax consequences to most Stockholders; however, tax effects, which are especially dependent upon a Stockholder's individual circumstances, may be material to you; and each Stockholder must obtain his or her own tax advice; and the general description below is not tax advice.

     The Common Stock is listed for trading on the New York Stock Exchange. On the Record Date, the reported closing price of the Common Stock on the New York Stock Exchange was $ per share. No assurance can be made as to the future price of New Common Stock.

     The New Common Stock has not yet been approved for listing on the NYSE. After the Stockholders approve Proposal 1, the NYSE will consider a supplemental listing of New Common Stock after the Reverse Stock Split. Certain standards must be met for listing the New Common Stock. The NYSE requires for the minimum average monthly trading volume at least 100,000 shares, for the number of record or beneficial stockholders at least 2,000, as for the number of "round-lot" holders (i.e., 100 or more shares) to at least maintain 2,200 holders of 100 shares or more, and as for the dollar value of all shares of Common Stock held by the non-affiliated public (the "public float") to at least maintain $18 million of public float. A reverse stock split may cause a substantial reduction in the number of persons who hold 100 shares or more and in the volume of shares traded. At December 31, 1993, the Company reported its public float at approximately $17.5 million. Approval for NYSE listing of New Common Stock when issued may require that the Company achieve positive developments sufficient to ensure that the NYSE supplemental listing standards will be met.

     If supplemental listing is not approved by the NYSE, the New Common Stock would not trade on the NYSE. If the Board of Directors believes that to effect a Reverse Stock Split is more important than continued listing on the NYSE, the Board may effect a Reverse Stock Split regardless of the NYSE numerical standards. If listing approval from the New York Stock Exchange is considered more important than to effect the Reverse Stock Split, the Board may defer or abandon the Reverse Stock Split notwithstanding Stockholder approval in the best interests of the Company and its Stockholders, depending upon this and other factors. There can be no assurance that a Reverse Stock Split will occur. The Board of Directors presently intends to choose the maximum one-for-ten ratio, as approved by the Board of Directors on March 7, 1994. However, the Board also may establish the greatest lesser whole number ratio below one-for-ten reasonably then believed by the Board to be reasonably likely to permit listing of the New Common Stock on the NYSE when issued or based on other factors deemed relevant in the Board's discretion.

POSSIBLE ADVANTAGES

     The Board believes that a decrease in the number of shares of Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholdings may increase the trading price of such shares and that a higher price should be more appropriate for an exchange-listed security, although no assurance can be given that the market price of the Common

Stock will rise in proportion to the reduction in the number of shares outstanding resulting from any Reverse Stock Split.

     Additionally, the Board believes that an appropriate price for shares of New Common Stock should promote greater interest by the brokerage community in marketing shares of Common Stock to their customers. The current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue.

     Any reduction in brokerage commissions resulting from a Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions which will be required to be paid by Stockholders selling "odd lots" created by such Reverse Stock Split.

     The increase in the spread between the authorized number of shares of Common Stock and the number of shares outstanding or committed could have an advantage of permitting the Company to issue shares for acquisition, sale of equity, conversion of convertible debt, and other purposes that could improve the financial position of the Company.

     If the Reverse Stock Split is approved by Stockholders, the Board will have authority without further Stockholder approval to effect a Reverse Stock Split of one (1) share for each outstanding ten (10) or fewer shares, corresponding to the ratios shown in the following Table. The following Table shows the number of shares of Common Stock that would be outstanding (based on the 21,986,916 shares outstanding as of the Record Date) immediately after a Reverse Stock Split of the respective ratio. The reduction of the number of shares outstanding in each Reverse Stock Split has the inverse effect on authorized and unissued shares. The table does not attempt to account for cashing out fractional shares.

 RATIO OF
  REVERSE                                        COMMON STOCK         AUTHORIZED AND
STOCK SPLIT                                      OUTSTANDING       UNISSUED COMMON STOCK
- -----------                                      ------------      ---------------------
 None.........................................    21,986,916              8,013,084
 1 for 2......................................    10,993,458             19,006,542
 1 for 3......................................     7,328,972             22,671,028
 1 for 4......................................     5,497,729             24,503,271
 1 for 5......................................     4,397,383             25,602,617
 1 for 6......................................     3,664,486             26,335,514
 1 for 7......................................     3,140,988             26,859,012
 1 for 8......................................     2,748,364             27,251,636
 1 for 9......................................     2,442,990             27,557,010
 1 for 10.....................................     2,198,691             27,801,309

     Upon determination of the exact ratio of the Reverse Stock Split and the filing of appropriate documents to effect such Reverse Stock Split, the Board will notify Stockholders that the Reverse Stock Split has been effected. In addition, the Board shall have authority to determine the exact timing of the Reverse Stock Split, which may be effected at any time within nine months following the end of the Consent solicitation. The timing will be determined on the basis of advice to the Board from its financial advisors and will be effected with the intention of maximizing the benefit to Stockholders and the Company of the Reverse Stock Split.

     The Board of Directors reserves the right, notwithstanding Stockholder approval and without further action by the Stockholders, to abandon the Reverse Stock Split, if, at any time prior to filing the Amendment with the Delaware Secretary of State, the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its Stockholders. Nevertheless, no assurance will be made that a Reverse Stock Split, if approved, will be effected only if the circumstances are auspicious or only under favorable conditions. The Board of Directors may also take into account any factors deemed material in the Board's discretion.

     The Board of Directors believes that leaving the discretion to the Board of Directors in these regards will permit flexibility to make an attempt to effectuate the Reverse Stock Split in an appropriate and well-planned manner.

     The Company's reporting obligations under the Securities Exchange Act of 1934 should not be affected by the changes in capitalization contemplated pursuant to the Reverse Stock Split because no significant reduction should be anticipated in the number of record holders of the Common Stock below its Record
Date level of approximately                or, of course, below the Securities
Exchange Act of 1934's going-private threshold of fewer than 300 record holders.

POSSIBLE DISADVANTAGES

     The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding will stimulate interest in the Company's Common Stock and possibly promote greater liquidity. However, the possibility does exist that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Stock Split is effected.

     The Board of Directors is hopeful that the proposed Reverse Stock Split will result in a price level for the shares that will mitigate the present reluctance, policies and practices on the part of brokerage firms referred to above and diminish the adverse impact of trading commissions on the potential market for the Company's shares. However, there can be no assurance that the proposed Reverse Stock Split will achieve these desired results outlined above, nor can there be any assurance that the price per share of the Common Stock immediately after the proposed Reverse Stock Split will increase proportionately with the reverse split or that any increase can be sustained for a prolonged period of time.

     In addition, the Board of Directors is hopeful that the Reverse Stock Split can be effected in conformity with NYSE securities listing standards; however, no assurance is possible that the Reverse Stock Split can be effected in conformity with these standards.

     Any increase in the uncommitted number or percentage of shares of Common Stock would facilitate the anti-takeover effect of the Company's Common Stock Purchase Rights issued pursuant to the Stockholder Rights Plan that has been in effect since 1988. The Reverse Stock Split does not result in triggering the rights (which the Board intends to occur only in the best interests of the Company and its Stockholders when faced with a specific attempt to obtain control). Management of the Company is not aware of any present efforts by any persons to accumulate Common Stock or to obtain control of the Company. The Amendment is being sought primarily to enhance the image of the Company and to price the stock in a price range more acceptable to the brokerage community and to investors generally.

     The Reverse Stock Split will reduce the number of shares outstanding held by the public (excluding the Company and all affiliates of the Company) to
between                (if a one-for-ten Reverse Stock Split is effected) and
               (if a one-for-two Reverse Stock Split is effected). The fewer the publicly held shares, the lower the trading volume, the less the financial community is likely to be interested in the shares. No assurance can be made that a lower trading volume will not depress the Common Stock market price.

     One purpose of Proposal 1 is to provide for a sufficient number of authorized but unissued and uncommitted shares which will be available in the event the Board of Directors determines that it is necessary and appropriate to raise additional capital through the sale of securities in the public or private market, enter into a strategic partnership with another company, grant options to the Company's employees or acquire another company, business or assets, or in other events. Common Stock would be authorized to be issued in the discretion of the Board of Directors without Stockholder approval of each issuance. After Proposal 1 is approved by the Stockholders, the Board does not intend to solicit further Stockholder approval prior to the issuance of any additional shares of Common Stock. If applicable law or regulation does not require Stockholder approval as a condition to the issuance of such shares in any particular transaction, it is expected that such approval will not be sought. The Company may fund its existing obligations by raising capital through the sale or conversion of shares. Any increase in the number of shares authorized or outstanding may depress the price of shares and impair the liquidity of Stockholders. In addition, the issuance may be on terms that are dilutive to Stockholders. Issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of shares outstanding. The Company anticipates offering a reduced conversion price for a temporary period to the holders of 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 pursuant to a voluntary reduction provision of the Indenture under which the Convertible Debentures were issued. Although no price is established, the Company offered such a conversion privilege in 1991, and such a transaction is hoped to improve the Company's financial position and reduce current interest expense.

     From time to time, the Company has engaged in discussions concerning possible acquisitions or financing arrangements. The Company may not be required to disclose ongoing negotiations in all cases, and as a policy does not disclose ongoing negotiations. However, except for the Board's intention to temporarily reduce the conversion price of Convertible Debentures sometime after the Reverse Stock Split is effected, and except for outstanding debentures and options and option plans, there are no existing agreements or agreements in principle which call for the issuance of any shares of Common Stock or Preferred Stock that are not presently reserved or committed. Further, the Company has no existing agreements or agreements in principal which call for the issuance of any shares of Common Stock or Preferred Stock in connection with any new financing.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNISSUED SECURITIES AND BYLAW PROVISION

     The Reverse Stock Split results in a greater spread between the number of authorized shares and the number of outstanding shares. The issuance of shares of Common Stock or Preferred Stock under particular circumstances may have the effect of discouraging an attempt to change control of the Company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued (and committed) Common Stock recommended by the Board of Directors could have the overall effect of rendering more difficult the accomplishment of an acquisition, and to make more difficult the removal of incumbent Management. The spread between authorized shares and outstanding (or committed) shares might be used to the stock ownership or voting rights of persons seeking to obtain control of the Company; and this anti-takeover effect could benefit incumbent Management at the expense of the Stockholders. Also the Board of Directors will continue to have broad discretion with respect to designating and establishing the terms of each series of Preferred Stock prior to its issuance. As mentioned above with respect to Common Stock, the Preferred Stock may be used in connection with the acquisition of other businesses or properties or to obtain additional financing for the Company.

     The issuance of shares of Common Stock or Preferred Stock under particular circumstances may have the effect of discouraging an attempt to change control of the Company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued (and committed) Common Stock recommended by the Board of Directors could have the overall effect of rendering more difficult the accomplishment of an acquisition, and to make more difficult the removal of incumbent Management. Common Stock would be authorized to be issued in the discretion of the Board of Directors without Stockholder approval of each issuance. The proportionate increase in the authorized number of shares of Common Stock could have an advantage of permitting the Company to issue shares for other purposes that could improve the financial position of the Company. However, the proportionately larger spread of additional authorized to outstanding (and committed) shares might be used to impair the stock ownership or voting rights of persons seeking to obtain control of the Company; and this anti-takeover effect could benefit incumbent Management at the expense of the Stockholders. Issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of shares outstanding of Common Stock. Also the anti-takeover purpose of the Company's Rights Plan adopted April 19, 1988 may be advanced by increasing the spread of the shares authorized over the shares outstanding. The Rights Plan commits the Company to issue one share of Common Stock for each right in order to dilute an acquiror or to pay the holder of each right a redemption price. In the Board of Directors' discretion, the Rights may be redeemed for a nominal value. An additional amount of authorized and unissued and uncommitted shares may facilitate its anti-takeover purposes.

     The Company has a class of securities listed on the NYSE, and certain NYSE rules may apply to the Company as a listed company (under the NYSE listing agreements), which could have the effect of requiring a Stockholder vote to approve certain issuances of Common Stock, but there can be no assurance that Stockholders will be entitled to vote on any particular issuance.

     The Company may issue new securities without first offering them to Stockholders. The holders of Common Stock of the Company have no preemptive rights. Preemptive rights would have given Stockholders a right to purchase pro rata new securities issued by the Company. Preemptive rights protect such holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, the Company may issue its shares in a manner that dilutes current Stockholders.

     The Company's Board of Directors believe the Rights Plan to be in the best interests of the Company and the Stockholders in that it gives the Board discretion to temporarily delay or prevent a takeover in order to attempt to obtain other bids or otherwise obtain or secure the greatest value for the Stockholders. If Proposal 1 is approved (and the Reverse Stock Split ratio is 1 for 2 or more shares), the spread should be sufficient to accommodate the issuance of shares under the Rights Plan; whereas, the authorized Common Stock of the Company prior to the Reverse Stock Split is insufficient to issue Common Stock on account of the Rights attached to shares of Common Stock. The Company may be obligated to cause additional shares of Common Stock to be authorized in order to satisfy the commitment of shares pursuant to the Rights Plan. If not, the Rights Plan may be ineffective or may be effective only when Stockholders bring an action successfully to require the Company to cause additional shares of Common Stock to be authorized for such purpose. Therefore, the Reverse Stock Split may facilitate the anti-takeover effect of the Rights Plan.

     The Company has a class of Preferred Stock authorized, and might issue Preferred Stock or Preferred Stock Purchase Rights for reasons analogous to the reasons for issuance of Common Stock.

     Others anti-takeover defenses the Company might employ include a variable-sized Board of Directors pursuant to Article III, Section 1 of the Bylaws of the Company. The Board of Directors consists of not more than 15 and not fewer than 3 directors. The exact number of directors on the Board may be fixed within the variable range either by resolution of the Board or approval of the Stockholders. Although not intended by the Company to have an anti-takeover effect, the authority of the Board to change the size of the Board could prevent or make more difficult a takeover of the Company. Because the Board is authorized under Article III, Section 1 to expand the size of the Board and to appoint additional directors to fill vacancies resulting from such expansion, the Board could make it more difficult for an outside party to obtain majority representation on the Board. Expansion of the Board in such a circumstance would also make it more difficult to remove control of the Board from the incumbent directors. The Board does not consider the variable sized Board of Directors to be an effective deterrent against abusive takeovers.

ACCOUNTING FOR REVERSE STOCK SPLIT

     The Reverse Stock Split will cause the number of "odd-let" holders to go up and cause the number of "round-lot" holders of the Common Stock to go down. The number of round lot holders is a common measure of a stock's distribution, and a lower number may reflect more negatively on the Company's shares.

     Higher numbers of odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. This may negatively impact the average trading volume and thereby diminish interest in Common Stock by some investors and advisors.

     If a Reverse Stock Split is declared, it will require that an amount equal to the number of fewer shares issued times such shares' par value be transferred to the Company's Surplus Account (specifically, its Capital Surplus Account) and from its Capital Account.

     The number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be increased correspondingly. The resolutions approving the Reverse Stock Splits provide that this increase in capital in excess of par value will be treated as capital for statutory purposes. However, under Delaware law, the Board of Directors of the Company will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to Stockholders as dividends or used by the Company to repurchase outstanding stock. The Company currently has no plans to use any surplus so created to pay any such dividend or to repurchase stock (and is prohibited from paying dividends at the present time pursuant to existing agreements with creditors).

     The following tables illustrate the principal effects of the Reverse Stock
Split to the Company's capital accounts on a pro forma basis as at      :

                                                 PRIOR TO       AFTER 1-FOR-2    AFTER 1-FOR-5    AFTER 1-FOR-10
                                               REVERSE STOCK    REVERSE STOCK    REVERSE STOCK    REVERSE STOCK
              NUMBER OF SHARES                     SPLIT            SPLIT            SPLIT            SPLIT
- --------------------------------------------   -------------    -------------    -------------    --------------
Common Stock
  Authorized................................     30,000,000       30,000,000       30,000,000       30,000,000
  Outstanding...............................     21,986,916       10,993,458        4,397,383        2,198,691
  Available for Future Issuance(1)..........      8,013,084       19,006,542       25,602,617       27,801,309
                                               -------------    -------------    -------------    --------------
Preferred Stock
  Authorized................................         60,000           60,000           60,000           60,000
  Outstanding...............................              0                0                0                0
  Available for Future Issuance.............         60,000           60,000           60,000           60,000

                                                 PRIOR TO       AFTER 1-FOR-2    AFTER 1-FOR-5    AFTER 1-FOR-10
                                               REVERSE STOCK    REVERSE STOCK    REVERSE STOCK    REVERSE STOCK
              NUMBER OF SHARES                     SPLIT            SPLIT            SPLIT            SPLIT
- --------------------------------------------   -------------    -------------    -------------    --------------
Stockholders' Equity
  Common Stock, $0.10 par value.............    $ 2,198,692      $ 1,099,346       $ 439,738         $219,869
  Preferred Stock, $50.00 par value.........    $         0      $         0       $       0         $      0
  Additional Paid-in Capital................    $                $                 $                 $
  Treasury Stock............................    $                $                 $                 $
  Retained Earnings.........................    $                $                 $                 $
  Total Stockholders' Equity................    $                $                 $                 $
  Book Value per common share...............    $                $                 $                 $

- -------------------------
(1) Excludes any adjustment resulting from the repurchase of fractional shares. The Company's outstanding convertible debentures were convertible into shares of Common Stock on the Record Date or within 60 days thereof. If the conversion price of debentures is reduced to the market price of the
     Common Stock on the Record Date,      shares of Common Stock would be
     issuable. The Company's outstanding options were convertible into shares of Common Stock on the Record Date or within 60 days thereof. Under the
     Company's Common Stock Purchase Rights Plan,      shares are committed for
     future issuance.      other shares of Common Stock are reserved or
     committed.

LIQUIDATION OF FRACTIONAL SHARES

     At the Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock (the "New Common Stock"). All fractional share interests that are not combined into whole shares will be subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing shares of Old Common Stock for (i) surrender and exchange for certificates representing whole shares of New Common Stock and (ii) cash in lieu of any fraction of a share of New Common Stock to which such holders would otherwise be entitled.

     The Company will either deposit sufficient cash with the Exchange Agent or set aside sufficient cash for the purchase of the above referenced fractional interests. Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the New Common Stock and to claim the sums, if any, due them for fractional interests, as promptly as possible following the Effective Date. No interest will accrue or be payable to Stockholders on account of such deposit. The Company shall be entitled to earnings, if any, on funds deposited.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where Stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdictions. Thereafter, Stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

     The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by Stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.

     The number of holders of the Common Stock on the Record Date was
            . The Company does not anticipate that the payment in cash in lieu of fractional shares following any Reverse Stock Split would result in a significant reduction in the number of such holders.

     Pursuant to Section 155 of the General Corporation Law of Delaware, the Company may arrange for the disposal of fractional interests by the Stockholders entitled thereto or pay cash in the fair value of the fraction of a share as of the time when those Stockholders entitled to receive such fractions are determined. Such arrangements, if any, will only be announced when an Amendment is filed and the Effective Date shall have been determined. A period will be set and announced for such purpose in which brokers and nominees may advise the Exchange Agent as to their full and fractional share requirements. Stockholders may be required to buy or sell fractional interests (if the Exchange Agent is set up to do so in Management's discretion) to purchase fractions to make whole shares or to sell fractions to which entitled. If instructions are not received, fractional interests may be sold. Costs will be paid by the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss the federal income tax consequences which may apply to non-resident aliens, broker-dealers, Stockholders who receive Common Stock in compensatory transactions or insurance companies. This discussion does not address any foreign, state or local tax consequences that may be relevant to the Company's Stockholders. Accordingly, each Stockholder is urged to consult his or her own tax advisor to determine the particular consequences to them of the Reverse Stock Split.

     The exchange of shares of Old Common Stock for shares of New Common Stock will not result in recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of New Common Stock will include the Stockholder's holding period for the shares of Old Common Stock exchanged therefor, provided that the shares of Old Common Stock were held as a capital asset. The aggregate of the adjusted basis of the shares of New Common Stock will be the same as the aggregate of the adjusted basis of the Old Common Stock exchanged therefor, reduced by the basis applicable to the receipt of cash in lieu of fractional shares described below.

     A Stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to him and then immediately redeemed such shares for cash. Such Stockholder should generally recognize gain or loss, as the case may be, measured by the differences between the amount of cash received and the basis of his Old Common Stock allocable to such fractional shares, had they actually been issued, provided that such a redemption is not essentially equivalent to a dividend. Such gain or loss will be capital gain or loss (if such Stockholder's Old Common Stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such Stockholder's holding period for his or her Old Common Stock then exceeds twelve months.

     In the event the payment in cash for a fractional share is essentially equivalent to a dividend, the amount received will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits determined on a pro rata basis. Any amount distributed which is not a dividend will first be applied against and reduce a Stockholder's basis in his or her Common Stock and thereafter be treated as gain from the sale or exchange of property.

REQUIRED VOTE

     Under Delaware law, approval of the foregoing proposal requires Consent of at least a majority of the shares outstanding of Common Stock.

                  MANAGEMENT RECOMMENDS A CONSENT OR VOTE FOR

                                  PROPOSAL 1:

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

                                  PROPOSAL 2:

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
           TO ADJUST THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED

GENERAL

     A Reverse Stock Split itself has no effect upon the number of authorized shares of Common Stock. The Company currently has 30,000,000 authorized shares of Common Stock. The effects of a Reverse Stock Split are described above. (See Proposal 1)

     Under the present capital structure of the Company, approximately 83% of the authorized shares are issued or reserved for issuance, leaving approximately 17% for future issuances or commitments. The number of authorized shares remaining unissued was on the Record Date 8,013,084 and the number of such shares that was on the Record Date uncommitted was 0.

PURPOSE OF AMENDMENT

     The Board of Directors believes that fewer shares authorized may be advisable in order that the annual Delaware Franchise Tax payable by the Company be lower by $50 or more per 10,000 authorized shares. The difference between 30,000,000 and 12,500,000 shares authorized would be 17,500,000. The Delaware Franchise Tax paid by the Company each year at present rates is $87,500 higher today than it would be if the Company effected a 1 for 10 Reverse Stock Split and if Proposal 2 is approved by the Stockholders reducing the number of shares of Common Stock authorized to the minimum of 12,500,000.

     On the Record Date 21,986,916 of the authorized shares of Common Stock were
issued and outstanding;      shares were held in the Company's treasury; at
least 367,270 are reserved for issuance upon conversion of the $9,538,000 principal amount of the Company's outstanding 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 at their regular conversion price and without counting additional shares that would issue upon conversion at a reduced conversion price per share (a transaction not finally approved and a reduced conversion price not determined); approximately 950,000 shares are reserved or committed for future issuance under the Company's 1988 Incentive Stock Option Plan and Nonqualified Stock Option Plan (the "1988 Plan"); and approximately 1,030,000 shares were reserved for issuance upon exercise of outstanding nonqualified options granted outside the 1988 Plan. The aggregate of shares issued and shares reserved or committed for future issuance is 1,980,000. Another approximately 23,967,000 shares of Common Stock are committed for issuance under the Company's Common Stock Purchase Rights Plan. There are relatively few additional shares available for issuance by the Company at the present time.

EFFECT OF AMENDMENT

     The principal purpose and effect of this proposed amendment (the "Amendment") to the Company's Restated Certificate of Incorporation will be to provide for an adjustment in the number of authorized shares of Common Stock. Proposal 2 is conditioned upon the approval of Proposal 1. The effect of Proposal 2 will depend upon the ratio of the Reverse Stock Split.

     If the Reverse Stock Split is effected, and there is no change in the number of authorized shares pursuant to Proposal 2, there will be an automatic decrease in the number of outstanding, reserved or committed shares, and thereby an inverse increase in the number of authorized but unissued shares which will be available for future issuance or commitment.

     Assuming a one-for-ten Reverse Stock Split, the number of authorized but unissued, unreserved and uncommitted shares would increase from approximately 5 million to 27.5 million, or approximately to 91 2/3% of the total Common Stock authorized.

     The Board of Directors believes that it is advisable in connection with the proposed Reverse Stock Split to have afterward a greater authorized capital available for future issuances and commitments. One of the reasons the Board of Directors recommends Proposal 2, however, is that if Proposal 1 is approved and if the

Reverse Stock ratio is 1 for 5, the spread between the outstanding (and committed) and the number of authorized shares will be increased more than sufficiently in the Board's present opinion to accommodate possible use of the Rights Plan and all other likely purposes and the Board of Directors feels that a reduction of authorized shares can therefore be accomplished in order to reduce taxes and fees related to authorized capital that the Company incurs in Delaware.

     The Board of Directors proposes an Amendment to be included in the Restated Certificate of Incorporation to set the number of shares of Common Stock authorized from and after the Effective Date to the lowest as of the Effective Date of (a) 30,000,000, (b) a number equal to the product of five (5) times the number of shares of New Common Stock expected to be outstanding or reserved or otherwise committed for future issuance immediately following the Reverse Stock Split (ignoring the effects of payment in cash in lieu of issuing fractional shares), or (c) a lower number, in the Board's discretion, but not less than 12,500,000. Assuming a one-for-ten reverse stock split, and 2,500,000 or fewer shares anticipated to be outstanding, reserved or committed (excluding commitments under the Rights Plan) immediately thereafter, the Amendment would require the number of authorized shares to be not more than 12,500,000 shares because 5 times 2,500,000 outstanding or committed shares equals 12,500,000.

     While the proposed Amendment will reduce the spread between the authorized and the outstanding (or committed), the spread after the Reverse Stock Split and proposed change in authorized shares will nevertheless be proportionately higher than was the spread between the authorized shares and the shares outstanding (or committed) prior to the Reverse Stock Split. Taking the same example of a 1 for 10 Reverse Stock Split, despite a decrease of the authorized Common Stock to 12,500,000 shares if Proposal 2 is approved, the spread between the outstanding (or committed excluding commitments under the Rights Plan) shares and the total authorized shares will increase from approximately 17% to 80% of the total authorized Common Stock. Assuming a 1 for 10 Reverse Stock Split, 12,500,000 shares authorized after the split and approximately 2,500,000 shares issued (or committed excluding commitments under the Rights Plan) would be proportionally equivalent to having 125,000,000 authorized shares compared with the current approximately 25,000,000 issued (or committed excluding commitments under the Rights Plan) shares of Common Stock.

     The following Table illustrates the effects on total authorized shares, and on the uncommitted (excluding commitments under the Rights Plan) and unissued shares, of Common Stock assuming the Reverse Stock Split takes effect and Proposal 2 is approved:

            RATIO OF                    (A)                     (B)                           (C)
             REVERSE                COMMON STOCK            COMMON STOCK             PERCENT OF AUTHORIZED
           STOCK SPLIT               AUTHORIZED       UNISSUED AND UNCOMMITTED      REPRESENTED BY COL. (B)
- ---------------------------------   ------------      ------------------------      -----------------------
None.............................    30,000,000               5,000,000                       17%
1 for 2..........................    30,000,000              17,500,000                       58%
1 for 3..........................    30,000,000              21,666,666                       72%
1 for 4..........................    30,000,000              23,750,000                       79%
1 for 5..........................    25,000,000              20,000,000                       80%
1 for 6..........................    20,833,333              16,666,664                       80%
1 for 7..........................    17,857,140              14,285,712                       80%
1 for 8..........................    15,625,000              12,500,000                       80%
1 for 9..........................    13,888,885              11,111,108                       80%
1 for 10.........................    12,500,000              10,000,000                       80%

     If Proposal 2 is not approved and the Reverse Stock Split is effected, the number of authorized shares shall continue to be 30,000,000, which would result in even larger numbers of unissued and uncommitted shares and even larger percentages of the authorized shares being represented by the unissued and uncommitted shares. Assuming a 1 for 10 Reverse Stock Split, the spread between the outstanding (or committed excluding commitments under the Rights Plan) shares and the total authorized shares will increase from 17% to 92%. 30,000,000 shares would be authorized after the split and approximately 2,500,000 shares would be issued (or committed excluding commitments under the Rights Plan); and this would be proportionally equivalent to having 300,000,000 authorized shares compared with the current approximately 25,000,000 issued (or committed excluding commitments under the Rights Plan) shares of Common Stock.

REQUIRED VOTE

     Under Delaware law, approval of the foregoing proposal requires Consent of at least a majority of the shares outstanding of Common Stock. If Proposal 1 is not also approved, approval of Proposal 2 will be of no force or effect.

                  MANAGEMENT RECOMMENDS A CONSENT OR VOTE FOR

                                  PROPOSAL 2:

     THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO ADJUST
                THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED

                                  PROPOSAL 3:

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                   TO DECREASE THE PAR VALUE OF EACH SHARE OF
                        COMMON STOCK AND PREFERRED STOCK

GENERAL

     The par value of each share of the Common Stock of the Company is $.10; and the par value of each share of the Preferred Stock is $50.00. The Board of Directors proposes that the par value of each share of each of the Common Stock and Preferred Stock be reduced to one cent ($.01), thereby reducing the Company's stated capital.

     The Board of Directors proposed to reduce the par value for reasons include reducing the Company's obligations for taxes and charges levied by the various jurisdictions on the basis of aggregate par value of a corporation's shares. Certain states and jurisdictions impose taxes and other charges on the basis of stated capital, i.e., aggregate par value of shares.

     Under Generally Accepted Accounting Principles ("GAAP"), the Company financial statements reflect Total Stockholders' Equity of $10,447,000 approximately at November 30, 1993 (unaudited) and approximately $12,951,000 at May 31, 1993 (audited). The Total Stockholders Equity includes Common Stock's "stated capital" of approximately $2,199,000 on November 30, 1993 (unaudited) and approximately $2,199,000 on May 31, 1993 (audited). If the stated capital is the product of the par value of one (1) share times the number of shares issued, then reducing the number of shares issued (See Proposal 1) and reducing the par value of each one (1) share will reduce stated capital. This should yield a cost savings in taxes and fees based on the stated capital. Also, this should increase the Additional Paid-In Capital account one dollar for every one dollar that stated capital is reduced. Additional Paid-In Capital can be distributed to Stockholders as dividends, whereas stated capital is restricted against being distributed to Stockholders.

WHAT IS PAR VALUE STOCK?

     As a general rule, corporations are allowed to issue their stock either with or without par value. When a corporation is initially formed, its certificate of incorporation will state whether or not its stock will be issued with a par value. The par value of a share of stock is simply an amount fixed as the nominal value of the Stockholder's interest in such share of stock. Historically, par value was intended to represent the sum of money or value of property or services which was supposed to have been contributed to the corporation in exchange for each share in the corporation's ownership. The par value of the authorized capital stock historically also indicated the minimum level of capital available to creditors of a corporation and a corresponding prohibition against payment of certain dividends to Stockholders.

     Today, par value means very little, other than from an accounting and state corporation law perspective. State corporation law generally provides that a corporation's stock may not be originally sold by the corporation for less than its par value. However, there may be a significant difference between the par value of a corporation's stock and the actual amount at which such stock may originally be sold or the price at which such stock may be traded at a later date. Nevertheless, although there may be little or no relationship between a stock's par value and its current value, state corporation law requires that certain procedures be followed if a corporation's stock carries with it a stated par value.

DISTINGUISH CAPITAL ACCOUNT AND SURPLUS ACCOUNT

     In order to understand the Board's proposal for a change in the par value of the Company's common stock, a Stockholder should understand two terms.

     The first term, "Capital Account" represents the number of shares of a corporation's stock outstanding at any point in time, multiplied by such stock's par value amount. For example, 21,986,916 shares of the Company's common stock issued at March 16, 1994 (at a $0.10 per share value) would generate a Capital Account equal to $2,198,692. The second term, "Surplus Account," is the amount of a corporation's "net assets" in excess of its Capital Account. For this determination, the term net assets means the amount by which the corporation's total assets exceeds its total liabilities. For example, the Company's total assets of approximately $39,273,000 at November 30, 1993, less its total liabilities (excluding capital) of approximately $28,826,000, would yield net assets approximately equal to $10,447,000. This amount of net assets less the Company's Capital Account of $2,198,692, would yield a Surplus Account as of November 30, 1993 of approximately $8,248,000.

     Note also that the sum of a corporation's Capital Account and its Surplus Account equals what is commonly referred to as the corporation's Total Stockholders' Equity. The following chart demonstrates the relationship between these various accounts and shows the accounting effect of a change in the Company's Par Value per share of New Common Stock and New Preferred Stock.

                                                            PRO FORMA AMOUNT
                                                              WITH CHANGE
              COMPANY                      AMOUNT ON        IN PAR VALUE TO
              ACCOUNT                  NOVEMBER 30, 1993    $0.01 PER SHARE            HOW DERIVED
- ------------------------------------   -----------------    ----------------    --------------------------
                                                                                Number of shares
                                                                                outstanding times par
Capital Account.....................      $ 2,198,692         $    219,869      value per share
                                                                                Company net assets in
Surplus Account*....................        8,248,000           10,227,000**    excess of Capital Account
                                       -----------------    ----------------
                                                                                Sum of Capital Account and
Total Stockholders' Equity..........      $10,447,000         $ 10,447,000      Surplus Account

- -------------------------
* For purposes of General Accepted Accounting Principals (GAAP), the Surplus account is further segregated into Additional Paid-In Capital, which is a "Capital Surplus" type of Account, and a "Retained Earnings (Accumulated Deficit)" Account. A Capital Surplus Account represents the excess of amounts paid for the stock over its stated par value, and may also include amounts transferred from a Retained Earnings Account when a stock dividend is issued. A Retained Earnings Account represents net income (loss) over a life of a corporation less all income distributions. On November 30, 1993, the Company's Additional Paid-In Capital and Retained Earnings (Accumulated Deficit) Accounts were, respectively, approximately $37,883,000 (unaudited) and ($29,635,000) (unaudited). For purposes of state corporation law, the sum of these two amounts equals the Company's Surplus Account of $8,248,000.

** With a change in the Company's Common Stock Par Value from $0.10 per share to $0.01 per share, the Company's Capital Surplus Account (see footnote above) would be increased by $1,978,823 from approximately $8,248,000 to approximately $10,227,000. There would be no change in the Company's Retained Earnings Account, nor would there be any change in the Company's Total Stockholders' Equity.

POSSIBLE ADVANTAGES

     State taxes and qualification fees may be levied based on a corporation's stated capital. These kinds of costs can be reduced by reducing aggregate par value.

     State corporation law also distinguishes between the Company's Capital Account and Surplus Account, and restricts only the Capital Account, for two purposes: (1) determining the source from which funds may be drawn for the purchase or redemption by the Company of shares outstanding, and (2) determining the source from which cash dividends and stock dividends may be paid and stock splits declared to the Company's Stockholders on their shares outstanding.

     Note that cash dividends involve an actual monetary payment to a stockholder based on his ownership of Company Common Stock. In contrast, the payment of a stock dividend or the declaration of a stock split involves the issuance of additional shares of Company Common Stock to a Stockholder based on ownership of Common Stock. Thus, the payment of a stock dividend or the declaration of a stock split will merely increase the number of shares of Common Stock issued and outstanding but will not increase the total capitalization of the Company (i.e., there will be no change in Total Stockholders' Equity). Nor will the payment of a stock dividend or the declaration of a stock split increase any Stockholder's ownership percentage in the Common Stock. Throughout this discussion, the Stockholder should keep in mind the distinction between the payment of cash dividends and the payment of stock dividends or the declaration of stock splits.

     The Company has no present intention of effecting a future repurchase or redemption. Although the Company contemplates both the declaration of stock splits and the issuance of stock dividends on its Common Stock in the future, it currently has no anticipation of either the declaration of a stock split or the issuance of a stock dividend. However, if the Company should in the future declare either a stock split or issue a stock dividend, dollar amounts have to be transferred from the Company's Surplus Account to its Capital Account. The Stockholder should understand how this need to transfer dollar amounts could limit the ability of the Company to declare a stock split or issue a stock dividend.

     If the Company declares a stock split, it will transfer an amount equal to the number of additional shares issued times each share's par value from the Company's Surplus Account (specifically, its Capital Surplus Account) to its Capital Account. If the Company declares a stock dividend, then the amount transferred from the Company's Surplus Account (specifically, from its Retained Earnings Account) will be equal to the difference between the fair market value of the stock dividends and such new shares' par value. Thus, when a stock dividend is declared, an amount equal to the aggregate par value of all new shares issued pursuant to the stock dividend will be transferred to the Company's Capital Account. Any excess of such new stock's fair market value over its par value will be transferred to the Company's Capital Surplus Account.

     The need to transfer amounts from the Surplus Account can create difficulties when the Company declares a stock split or issues a stock dividend because the Company's Common Stock carries a $0.10 par value and the Company has a limited dollar amount in its Surplus Account. As of November 30, 1993, the Company's Surplus Account equaled approximately $8,248,000. This amount could be depleted if future stock splits were declared or stock dividends were issued. In such cases, the ability of the Company to declare stock splits or issue stock dividends would be limited potentially.

     For these reasons, the Board is asking that Stockholders ratify a change in the par value of the Company's Common Stock and Preferred Stock from $0.10 and $50.00, respectively, per share to $0.01 per share in each case.

     This change will provide the Company better flexibility in its future efforts to meet its Stockholders' needs through the occasional declaration of stock splits and the issuance of stock dividends.

     It should also be stressed that the change in par value will have absolutely no effect on the value of each share of the Company's Common Stock. Nor will the change have any effect on the dollar amount of the Company's Total Stockholder's Equity.

POSSIBLE DISADVANTAGES

     As discussed above, par value has relevance only with respect to certain state corporation law procedural requirements.

     The Company cannot originally issue shares of Common Stock at a price less than the stated par value. By reducing par value, the Amendment would also be reducing the lowest possible price for which the Company's fully-paid shares may be sold by the Company. There can be no assurance that the Company will not at some future time have an issuance of shares for a price per share below the present par value of $0.10.

REQUIRED VOTE

     Under Delaware law, approval of the foregoing proposal requires Consent of at least a majority of the shares outstanding of Common Stock.

                  MANAGEMENT RECOMMENDS A CONSENT OR VOTE FOR

                                  PROPOSAL 3:

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                   TO DECREASE THE PAR VALUE OF EACH SHARE OF
                        COMMON STOCK AND PREFERRED STOCK

MARKET FOR THE COMPANY'S COMMON STOCK

     The Company's Common Stock is traded and listed on the NYSE under the symbol "CMP." The table below summarizes the high and low closing sales prices based on actual trades on the NYSE by fiscal quarter for the complete fiscal quarters indicated.

                                                           CLOSING PRICE ON NYSE
                                                         --------------------------
                                                            HIGH            LOW
                                                         ----------      ----------
            JUNE 1, 1993 -- NOVEMBER 30, 1993
            Second....................................   $               $
            First.....................................   $               $
            JUNE 1, 1992 -- MAY 31, 1993
            Fourth....................................   $               $
            Third.....................................   $               $
            Second....................................   $               $
            First.....................................   $               $
            JUNE 1, 1991 -- MAY 31, 1992
            Fourth....................................   $               $
            Third.....................................   $               $
            Second....................................   $               $
            First.....................................   $               $

     The closing price of the Common Stock was $     on the Record Date.

     The number of holders of record of Common Stock of the Company as of the
Record Date was approximately      . If effected, the Reverse Stock Split should
not result in a significant reduction of the number of Stockholders of the Company, although the Company may choose to engage in a repurchase of odd lot stock holdings subsequent to the Reverse Stock Split which may result in such a reduction. The number of "even lot" holders may decrease. The number of "even lot" holders of an issuer's stock as a result of a Reverse Stock Split may be unpredictable. The trading volume may depend more on trading by even lot holders than on trading by odd lot holders. The Company has no present intention to cause the number of Stockholders to decrease; and notwithstanding the present intention, the acts of the Company in the future may directly or indirectly cause such decrease, and such a decrease could impair the trading market in the Company's shares.

     Holders of New Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. To date no dividends on the Common Stock have been paid by the Company and the Company's bank loan and other similar agreements now, or in the future may, prohibit the payment of dividends.

     It is intended that the New Common Stock will be listed on the NYSE when issued. The Company does not intend to effect a reclassification that impairs the existing listing status of Old Common Stock or the intended listing of reclassified New Common Stock.

EXCHANGE OF STOCK CERTIFICATES

     Continental Stock Transfer & Trust Co. will act as the Company's exchange agent (the "Exchange Agent") to act for holders of Old Common Stock in implementing the exchange of their certificates. Do not send stock certificates until you receive a notice requesting you to transmit them to the Exchange Agent.

     If the proposals are approved by Stockholders and the Company files the Amendment, the Amendment will become effective on the date therein specified as the effective date of such filing (the "Effective Date").

After the Amendment is filed, but before or after the Effective Date, Stockholders will be notified and requested to surrender their certificates representing shares of Old Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Old Common Stock will be deemed for all corporate purposes to evidence ownership of a proportionate number of shares of New Common Stock and a right to payment in cash for fractional interests.

BOARD OF DIRECTORS' DISCRETION AND RESERVATION OF RIGHTS

     The Board of Directors reserves the right, notwithstanding Stockholders' approval and without further action by the Stockholders, to elect not to proceed with any of the proposed actions, if at any time prior to filing the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion determines that the proposed action is no longer in the best interests of the Company and its Stockholders. Pursuant to Section 242(c) of the General Corporation Law of Delaware, the reservation by the Board of Directors of this right to abandon a proposed amendment of the Company's Certificate of Incorporation is set forth in the resolutions adopting the Amendments.

     Under each of the Proposals, the Board reserves the right to delay the filing of the Amendment for up to nine months following the receipt of a sufficient number of Stockholder Consents to approve the Amendment. Also under Proposal 1, if approved by the stockholders, the Board of Directors will have authority to determine the exact amount of the Reverse Stock Split within the range of from one share of New Common Stock for each ten shares outstanding of Old Common Stock to one share of New Common Stock for each two shares outstanding of Old Common Stock. Also under Proposal 2, if approved by the stockholders, the Board of Directors will have authority to determine the exact number of authorized shares of New Common Stock up to the lowest of (a) 30,000,000, (b) five (5) times the number of shares outstanding, reserved or otherwise committed for issuance as of immediately following the Reverse Stock Split, or (c) a lower number in the Board of Directors' discretion.

     The Board of Directors also retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of the proposed actions.

NO DISSENTERS' RIGHTS

     Under Delaware law, Stockholders are not entitled to dissenter's rights of appraisal with respect to the proposed amendment to the Company's Restated Certificate of Incorporation under any of the Proposals.

INCORPORATION BY REFERENCE

     Provided herewith, for the purpose of providing Stockholders with substantially the financial information that Item 13 of Schedule 14A under the Securities Exchange Act identifies, are the Company's Annual Report to Stockholders related to the fiscal year ended May 31, 1993, and the Company's Current Reports on Form 10-Q for the fiscal quarters ended August 31, 1993 and November 30, 1993. Only the financial statements and the Management's Discussion and Analysis of each such document are incorporated herein.

       MANAGEMENT RECOMMENDS A CONSENT OR VOTE FOR PROPOSALS 1, 2 AND 3.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Kerri Ruppert

                                          Kerri Ruppert
                                          Secretary

March   , 1994
Chesterfield, Missouri

                         COMPREHENSIVE CARE CORPORATION

                                 EXHIBIT INDEX

                          PRELIMINARY PROXY STATEMENT

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                    DESCRIPTION                                      PAGE
- -------      ---------------------------------------------------------------------     ------------
 10.49       Restated Certificate of Incorporation of Comprehensive Care
             Corporation
             (filed herewith).
 10.50       Proposed Stockholder Resolutions of Comprehensive Care Corporation
             (filed herewith).

                            (FORM OF FRONT OF CARD)

                         COMPREHENSIVE CARE CORPORATION

                                    CONSENT

CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The Board of Directors of Comprehensive Care Corporation RECOMMENDS CONSENT on every proposal.

STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THIS CONSENT CARD. Stockholders are urged to mark, sign, date and mail promptly this Consent card in the envelope provided. Consents must be received at the address of the Stock Registrar by 5:00 p.m. New York City time, on Friday, May 6, 1994, unless the deadline is extended without further notice.

THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT; AND THIS CARD SHALL BE DEEMED TO INDICATE A CONSENT IF NOT INDICATED TO THE CONTRARY.

EACH CONSENT MUST BE SIGNED AND DATED.

Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to SIGN and DATE this Consent card.

                             (FORM OF BACK OF CARD)

PLEASE INDICATE APPROVAL BELOW to include an amendment in the Company's Restated Certificate of Incorporation that will result in a reclassification of the Company's shares such that

PROPOSAL 1:  (  ) APPROVE     (  ) DISAPPROVE     (  ) ABSTAIN

Proposal 1. REVERSE STOCK SPLIT. ... at the Effective Time each one (1) share outstanding of Common Stock, par value $0.10, shall be and become a fraction of one (1) validly-issued, fully-paid and non-assessable share of the Company's reclassified common stock. The numerator of such fraction shall be equal to one
(1) and the Board of Directors shall determine the denominator thereof which shall be any whole number within the range of two (2) through ten (10), both inclusive. The form of Restated Certificate of Incorporation in Exhibit A is hereby approved, including the incidental changes contemplated therein. The recitals and resolutions, including the incidental changes contemplated therein, in Exhibit B related to Proposal 1 in the Proxy Statement are hereby approved.

PROPOSAL 2:  (  ) APPROVE     (  ) DISAPPROVE     (  ) ABSTAIN

Proposal 2. NUMBER OF SHARES AUTHORIZED. ... at and after the Effective Time the number of shares of the Company's reclassified common stock which the Company shall be authorized to issue shall be equal to the product of five (5) times the number of shares outstanding or reserved or otherwise committed for future issuance of New Common Stock expected to be outstanding immediately following the Reverse Stock Split (ignoring the effects of payment in cash in lieu of issuing fractional shares) or 30,000,000, whichever is less (or any lower number in the Board's discretion but not less than 12,500,000). The form of Restated Certificate of Incorporation in Exhibit A is hereby approved, including the incidental changes contemplated therein. The recitals and resolutions, including the incidental changes contemplated therein, in Exhibit B related to Proposal 2 in the Proxy Statement are hereby approved. Proposal 2 is conditional upon Proposal 1 being approved and a Reverse Stock Split being effected.

PROPOSAL 3:  (  ) APPROVE     (  ) DISAPPROVE     (  ) ABSTAIN

Proposal 3. PAR VALUE PER SHARE. ... at the Effective Time the par value per one
(1) validly-issued, fully-paid and non-assessable share of the Company's reclassified common stock shall be one cent ($0.01); and the par value per one
(1) validly-issued, fully-paid and nonassessable share of the Company's reclassified preferred stock shall be one cent ($0.01). The form of Restated Certificate of Incorporation in Exhibit A is hereby approved, including the incidental changes contemplated therein. The recitals and resolutions, including the incidental changes contemplated therein, in Exhibit B related to Proposal 3 in the Proxy Statement are hereby approved.

SIGNATURE(S)

- ------------------------------------------

- ------------------------------------------
Date:                   , 1994